  As filed with the Securities and Exchange Commission on March 22, 2000
                                                      Registration No. 333-30834
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            Amendment No. 2 to
                                    FORM F-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ----------
                             COMPLETEL EUROPE N.V.
             (Exact name of Registrant as specified in its charter)
                                  ----------
   Amsterdam, The Netherlands        4813                 98-0202823
     (State or jurisdiction
                         (Primary Standard Industrial (I.R.S. Employer of incorporation orClassification Code Number) Identification No.)
         organization)

                                  Kruisweg 609
                       2132 NA Hoofddorp, The Netherlands
                                (31) 20 666 1701
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ----------
                                 James E. Dovey
                        6300 S. Syracuse Way, Suite 355
                           Englewood, Colorado 80111
                                 (303) 741-4788
                              Fax: (303) 741-4823
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of correspondence to:

    W. Dean Salter, Esq. and                Jonathan A. Schaffzin, Esq.
    Linda K. Wackwitz, Esq.                   Cahill Gordon & Reindel
    Holme Roberts & Owen LLP                      80 Pine Street
    1700 Lincoln, Suite 4100                 New York, New York 10005
     Denver, Colorado 80203                       (212) 701-3000
         (303) 861-7000                         Fax (212) 269-5420
       Fax (303) 866-0200
                                  ----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee

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-------------------------------------------------------------------------------------------------
                                   Amount            Proposed          Proposed       Amount of
   Title of each class of           to be        maximum offering  maximum aggregate registration
securities to be registered      registered     price per share(1) offering price(2)    fee(3)
-------------------------------------------------------------------------------------------------
Ordinary shares (Euro).10
 nominal value per share...   31,280,000 shares       $16.88         $528,006,400      $139,394
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Includes (i) shares that the Underwriters may purchase to cover overallotments, if any, and (ii) shares that are to be offered and sold to persons outside the U.S. but that may be resold by persons from time to time in the U.S. during the distribution.
(3) $105,600 of this fee has already been paid. $33,794 is being paid simultaneously with the filing hereof.
                                  ----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee...............   139,394
   National Association of Securities Dealers, Inc. filing fee.......    30,500
   Nasdaq National Market listing fee................................    95,000
   Printing expenses................................................. 1,000,000
   Legal fees and expenses........................................... 1,800,000
   Accounting fees and expenses......................................   500,000
   Blue Sky filing fees and expenses.................................    20,000*
   Miscellaneous expenses............................................    25,000*
                                                                      ---------
     Total........................................................... 3,609,894*
                                                                      =========

  --------
  * Estimated

Item 14. Indemnification of Officers and Directors

   The Registrant's Articles of Association include provisions to indemnify the members of the Supervisory Board and the Board of Management against any liabilities resulting from proceedings against such member in connection with such member's actions as a member of the Supervisory Board or the Board of Management, as the case may be, if such member acted in good faith and in a manner he believed to be in the Registrant's best interests.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   The following information relates to securities issued or sold by the Registrant since its inception. During that time, the Registrant has issued unregistered securities in the transactions described below. Share amounts have not been adjusted to reflect the 5-for-1 stock split that we recently completed.

   On December 14, 1998, in connection with the formation of CompleTel Europe, it issued 4,888,964 ordinary shares to CompleTel LLC for cash consideration of approximately $54,000.

   In February 1999, in connection with equity investments in CompleTel LLC and a restructuring transaction, CompleTel Europe issued 14,707,465 ordinary shares to CompleTel (N.A.) N.V. for all of the outstanding capital stock of CompleTel Holdings I B.V., valued at approximately $58.0 million.

   The above described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

   On February 16, 1999, CompleTel Europe and its indirect parent, CompleTel Holdings LLC, completed a private offering of 147,500 dollar denominated units. Each unit consisted of one $1,000 principal amount of

14% senior discount notes of CompleTel Europe due 2009 and 10 non-voting class B membership interests of CompleTel Holdings, which indirectly represented 10 shares of CompleTel Europe. The Company received approximately $72.6 million of net proceeds, after deducting underwriting discounts and commissions of approximately $2.4 million from the issuance of the units. The units were issued to (i) "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), (ii) other institutional "accredited investors" (as defined in Rule 501(a) of the Securities Act), and (iii) outside the U.S. in compliance with Regulation S under the Securities Act, and therefore, the issuance of the units was exempt from registration under the Securities Act. Salomon Smith Barney, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, TD Securities and Paribas Corporation were the initial purchasers of the units. The units were separated into the Class B interests and the notes on November 12, 1999 when the exchange of the notes for the Company's series B notes was completed pursuant to a registration statement filed with the Securities and Exchange Commission.

   In January 2000, in connection with equity investments in CompleTel LLC, CompleTel Europe issued 4,155,183 ordinary shares to CompleTel (N.A.) N.V. for cash consideration of approximately $2.1 million and all of the outstanding class B shares of CompleTel Holdings I B.V., valued at approximately $42 million. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1        Form of Underwriting Agreement
  3.1(2)     Articles of Association of CompleTel Europe N.V.
  3.2        Form of Amended Articles of Association of CompleTel Europe N.V.
  5.1(6)     Form of opinion of Stibbe Simont Monahan Duhot regarding legality of securities being registered
  8.1(6)     Form of opinion of Holme Roberts & Owen LLP regarding certain U.S.
             federal income tax matters
  8.2(6)     Form of opinion of Stibbe Simont Monahan Duhot regarding certain
             Netherlands tax matters
 10.1(4)     (Euro)265 Million Senior Secured Credit Facility dated January 6,
             2000, among Goldman Sachs International and Paribas Corporation, as co-arrangers, and other banks
 10.2(4)     Purchase Agreement dated August 4, 1999, between CompleTel GmbH and Siemens AG.
 10.3(1)     Supply Agreement dated January 8, 1999, between CompleTel SAS and
             Matra Nortel Communications
 10.4(1)     Arrete dated November 17, 1988 authorizing CompleTel SARL to set up and operate a telecommunications network open to the public and to supply the public with the telephone service, as published
             December 13, 1998
 10.5(1)     License dated January 11, 1999 granted by the Secretary of State for Trade and Industry to CompleTel UK Limited under Section 7 of the Telecommunications Act 1984
 10.6(2)     German License Certificate Class 3 for the Operation and
             Performance of Public Telecommunications German license
             certificate Class 3 for the Operation and Performance of Public
             Telecommunications Services by the Licensee or Others dated March
             8, 1999
 10.7(2)     German License Certificate Class 4 for the Operations of Voice
             Telephone Service on the Basis of a Self-Operated
             Telecommunications Network dated March 8, 1999
 10.8(3)     Extension of Class 3 German License
 10.9(3)     Extension of Class 4 German License
 10.10(4)    CompleTel Europe N.V. 2000 Stock Option Plan
 10.11(1)    Employment Agreement by and between CableTel Management, Inc. and
             William H. Pearson, dated as of May 18, 1998

 Exhibit No. Description
 ----------- -----------
 10.12(1)    Employment Agreement by and between CableTel Management, Inc. and
             Richard N. Clevenger, dated as of May 18, 1998
 10.13(1)    Employment Agreement by and between CableTel Management, Inc. and
             David Lacey dated as of December 16, 1998
 10.14(1)    Employment Agreement by and between CableTel Management, Inc. and
             James E. Dovey dated as of May 18, 1999
 10.15(1)    Amended and Restated CompleTel LLC Guaranty Agreement, dated as of
             July 14, 1999 by CompleTel LLC in favor of the noteholders
 10.16(1)    Equity Registration Rights Agreement dated as of February 16, 1999 among CompleTel (N.A.) N.V., CompleTel Europe N.V., the
             Shareholders named therein, the initial purchasers and U.S. Bank
             Trust National Association, as Transfer Agent
 10.17       First Amendment to CompleTel Europe N.V. 2000 Stock Option Plan
 10.18(6)    Second Amended and Restated Registration Agreement dated as of
             November 23, 1999 by and among CompleTel LLC and the Holders named therein
 10.19       Form of First Supplement to Second Amended and Restated
             Registration Agreement dated as of November 23, 1999 by and among
             CompleTel LLC and the Holders named therein
 21.1(5)     Subsidiaries of CompleTel Europe N.V.
 23.1(6)     Consent of Arthur Andersen LLP
 23.2(6)     Consent of Barbier Frinault & Associes Arthur Andersen
 23.3(6)     Consent of Stibbe Simont Monahan Duhot (included as part of
             Exhibit 5.1)
 23.4(6)     Consent of Holme Roberts & Owen LLP (included as part of Exhibit
             8.1)
 23.5(6)     Consent of Stibbe Simont Monahan Duhot (included as part of
             Exhibit 8.2)
 23.6        Consent of Persons about to become Directors of CompleTel Europe
             N.V.
 24.1(5)     Powers of Attorney
 27.1(6)     Financial Data Schedule

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(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on July 2, 1999 and incorporated herein by reference.

(2) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on August 27, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-4, file number 333-82305 filed with the Securities and Exchange Commission on September 14, 1999 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on January 31, 2000 and incorporated herein by reference.

(5) Previously filed as an exhibit to the Registrant's Registration Statement on Form F-1, file number 333-30834, filed with the Securities and Exchange Commission on February 22, 2000.

(6) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form F-1, file number 333-30834, filed with the Securities and Exchange Commission on March 6, 2000.

   (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its articles of association or Dutch law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 22nd day of March, 2000.

                                          COMPLETEL EUROPE N.V.

                                                     /s/ James E. Dovey
                                          By: _________________________________
                                                       James E. Dovey
                                                     Managing Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ James E. Dovey           Managing Director            March 22, 2000
______________________________________  (Principal Executive
            James E. Dovey              Officer)

                  *                    Managing Director            March 22, 2000
______________________________________  (Principal Executive
         Lawrence F. DeGeorge           Officer)

                  *                    Managing Director            March 22, 2000
______________________________________  (Principal Executive
           Paul J. Finnegan             Officer)

                  *                    Managing Director            March 22, 2000
______________________________________  (Principal Executive
     ING Trust (Netherlands) B.V.       Officer)
     By: P.C.E. van Witteveen
       General Proxy Holder
       and
       P. Maletic
       Special Proxy Holder

                  *                    Principal Financial          March 22, 2000
______________________________________  Officer
            David E. Lacey

                  *                    Principal Accounting         March 22, 2000
______________________________________  Officer
             John M. Hugo

          /s/ James E. Dovey           Authorized Representative    March 22, 2000
______________________________________  in the United States
            James E. Dovey

          /s/ James E. Dovey           Managing Director            March 22, 2000
______________________________________
           *James E. Dovey
           Attorney-in-fact

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